EXHIBIT 99.1

NASDAQ: AMSY

Contact: Anne Burt
703-267-8142
anne.burt@ams.com

AMS ANNOUNCES EXPANDED STOCK REPURCHASE PROGRAM

FAIRFAX, Va, March 11, 2003 – American Management Systems, Incorporated (NASDAQ: AMSY), a global business and IT consulting firm, announced today that its Board of Directors has increased by 3 million shares the Company’s existing share repurchase authorization, resulting in an aggregate repurchase authorization of approximately 4.2 million shares.

The Board’s decision to increase the repurchase authorization was based on the Company’s strong cash position, as well as the Company’s future business plans and strategy for growth.

Alfred T. Mockett, AMS’s chairman and chief executive officer, stated, “Given the current economic conditions and our strong cash position, we believe that a stock repurchase is in the best interest of our shareholders. The buy-back program is in line with our commitment to improve shareholder value and will increase the benefit of future growth initiatives as we implement our 2003 business strategy.”

The Company currently intends to finance the repurchase program from internally generated funds and current available liquidity. The timing and extent of any share repurchases will depend on market conditions and various other factors including compliance with regulatory requirements as well as any restrictions imposed under the Company’s existing bank credit facility. As of December 31, 2002, AMS had approximately 42.3 million shares of common stock outstanding.

About AMS

AMS is a global business and IT consulting firm whose customers include 44 state, local and provincial governments, a majority of federal agencies, and hundreds of companies in the Fortune 500. With deep industry experience and technical know-how in all levels of government and throughout the private sector, the company delivers results that measurably improve business performance and the relationship between an organization and its customers. Founded in 1970, AMS is headquartered in Fairfax, Va. with 50 offices worldwide. The company is traded on the NASDAQ National Market under the symbol AMSY. For detailed information about AMS, visit www.ams.com.

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This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “intends” and similar expressions are generally intended to identify forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks in project delivery and staffing, risk of revenues not being realized when expected, risk of increased competition in the markets, and the effects of economic uncertainty on client expenditures as well as other factors described in item 7 of AMS’s Annual Report on Form 10-K for the year ended 2001. The company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s (estimates or) views as of any subsequent date.